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                                                                    EXHIBIT 99.2

                 2002-1 AMENDMENT TO THE FLEMING COMPANIES, INC.
                          KEY EXECUTIVE RETENTION PLAN


         The Fleming Companies, Inc. Key Executive Retention Plan (the "Plan") is hereby amended as follows:

                                     I. NAME

         The Plan is hereby amended to change the name of the Plan to the following: "Fleming Companies, Inc. Key Executive Performance Plan."

                                 II. DEFINITIONS

         The Plan is hereby amended by deleting Section 2.1(w) in its entirety and replacing it with the following:

                  "(w) Extraordinary Charge Items: The words "Extraordinary Charge Items" shall mean for the Year of determination of an
                  Award: (i) the expense items and other charges as determined extraordinary in accordance with GAAP, consistently applied, as shall appear on the consolidated earnings statements of the Company for such Year; and (ii) expense items and other charges that are unusual or non-recurring and excluded from earnings reported by external public equity analysts in First Call Research Network."

         The Plan is hereby amended by deleting Section 2.1(x) in its entirety and replacing it with the following:

                  "(x) Extraordinary Revenue Items: The words "Extraordinary Revenue Items" shall mean for the Year of determination of an
                  Award: (i) the revenue items determined as extraordinary in accordance with GAAP, consistently applied, as shall appear on the consolidated earnings statements of the Company; and (ii) revenue items that are unusual or non-recurring and excluded from earnings reported by external public equity analysts in First Call Research Network."

                                  III. VESTING

         Section 4.1(c) of the Plan is hereby amended to insert the following additional language after the vesting chart for 2001 Awards:

                  "The chart provided above applies only to Awards granted with an Award Period that begins in 2001. Participants selected by the Committee with an Award Period beginning after 2002 shall be subject to vesting schedules established in the sole discretion of the Committee."



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         Except as otherwise provided in this 2002-1 Amendment to The Fleming
Companies, Inc. Key Executive Retention Plan (the "Amendment"), the Plan is hereby ratified and confirmed in all respects. This Amendment is adopted this 26th day of February, 2002 and shall be effective as of the Effective Date of the Plan.

                                   FLEMING COMPANIES, INC., an Oklahoma
                                   corporation




                                   By: /s/ SCOTT M. NORTHCUTT
                                      ------------------------------------------
                                      Scott M. Northcutt, Executive Vice
                                      President - Human Resources


ATTEST:



/s/ CARLOS M. HERNANDEZ
-------------------------------------------
Carlos M. Hernandez, Senior Vice
President, General Counsel and Secretary

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